Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

SAN DIEGO, CA – August 4, 2006 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the second quarter of 2006. For the quarter ended June 30, 2006, the Company reported a net loss of $8.1 million (or $0.33 per share), compared to a net loss of $6.6 million (or $0.33 per share) in the second quarter of 2005. For the six months ended June 30, 2006, Hollis-Eden reported a net loss of $15.0 million (or $0.62 per share), compared to a net loss of $13.4 million (or $0.68 per share) in the first six months of 2005. Included in the net loss for the second quarter and first half of 2006 was $1.0 million and $2.3 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R. There were no such comparable expenses in 2005. Results for the second quarter and first half of 2006 include $67,000 and $122,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. There was no revenue in the comparable 2005 periods.

Research and development expenses were $6.6 million and $11.3 million for the three-month and six-month periods ended June 30, 2006, compared to $4.2 million and $9.5 million for the same periods in 2005. The increase in research and development expense was due mainly to the growth in the Company’s laboratory operations, preclinical and clinical activities and personnel associated with advancing the Company’s radioprotection drug candidate, NEUMUNE™, through development, and stock-based compensation expense related to the adoption of SFAS No. 123R.

General and administrative expenses were $2.3 million and $5.2 million for the three-month and six-month periods ended June 30, 2006, compared to $2.7 million and $4.5 million for the same periods in 2005. Changes in general and administrative expenses were driven by a decrease in legal costs in 2006 versus 2005 and the impact of stock-based compensation expense related to the adoption of SFAS No. 123R in 2006.

Other income was $0.7 million and $1.3 million for the three-month and six-month periods ended June 30, 2006, compared to $0.4 million and $0.7 million for the same periods in 2005, comprised entirely of interest income. The increase in interest income was due mainly to generally higher interest rates in 2006 compared with the same period in 2005.

As of June 30, 2006, the Company reported $53.5 million in cash and cash equivalents. Cash used in operations for the second quarter of 2006 totaled $7.0 million versus $7.8 million for the second quarter of 2005. Year to date in 2006, cash used in operations totaled $16.0 million, compared to $15.2 million in the first half of 2005. First-half 2006 cash usage included payment in the first quarter of 2006 of $3.0 million in an arbitration settlement that was expensed during the fourth quarter of 2005.

During the second quarter of 2006, Hollis-Eden was informed by the Department of Health and Human Services (HHS), in a letter dated June 23, 2006, that the Company “is within the competitive range for discussion and further evaluation” with respect to its response to HHS’ Request for Proposal for medical countermeasures to treat Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident. This formally began the negotiation process for a potential procurement of Hollis-Eden’s investigational compound NEUMUNE™ (HE2100) under Project BioShield. HHS indicated in its letter to the Company that the estimated date of award is September 15, 2006.

Also during the quarter, Hollis-Eden received clearance from the U.S. Food and Drug Administration (FDA) to proceed with a Phase I/II dose ranging human clinical trial with NEUMUNE in patients at high risk of developing healthcare-associated (nosocomial) infections. Hollis-Eden’s goal in this trial will be to establish the safety of NEUMUNE in this population, and to help identify the optimal patient subsets for further study in Phase II efficacy trials. Healthcare-associated infections present a major problem for patients who are immune suppressed as a result of illness, injury, advanced age, or the stress of hospitalization. Approximately two million people contract healthcare-associated infections each year in the United States, leading to an estimated 90,000 deaths annually.

In addition, Hollis-Eden continued to make progress in its efforts to develop second-generation drug candidates through its Hormonal Signaling Technology Platform. In June, the Company presented data detailing the anti-inflammatory properties of five orally active candidate compounds in preclinical animal models relevant to cystic fibrosis (CF). Hollis-Eden plans to compare the five compounds – which include candidates identified through the Company’s internal structure-activity relationship study program profiling second-generation compounds – in preclinical toxicity studies as well as additional efficacy studies in order to arrive at the optimal compound for continued development.

“Entering negotiations with HHS for a potential BioShield contract for Acute Radiation Syndrome is a major milestone in our NEUMUNE development program,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “While there is no guarantee that these negotiations will result in an award to Hollis-Eden, we are very confident in the proposal we submitted and expect it to be highly competitive. With growing concern about the proliferation of nuclear weapons and the stated goal of terrorist organizations to use such weapons on American soil, we believe it is imperative that the U.S. government act promptly to prepare the nation for such an event.

“Beyond the ARS market for NEUMUNE,” added Hollis, “we continued to make progress during the second quarter in expanding our opportunities in a broad spectrum of medical indications. Receiving clearance from the FDA on our IND for healthcare-associated infections expands our opportunities for NEUMUNE into a well-defined mainstream market with a large unmet medical need. Also, we are making significant progress in identifying second-generation drug candidates that appear to have greater potency and more desirable pharmaceutical properties as compared to first-generation compounds. This effort has yielded multiple lead drug candidates that we are now profiling in a number of therapeutic areas, including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases and oncology, and we anticipate filing IND applications with the FDA on one or more of these compounds. In addition to identifying new candidates, this effort has amplified our previous research findings by generating significant new data on the signaling pathways, mechanism of action and pharmacology of our proprietary class of molecules. As a result, we are rapidly moving toward a stage where we expect to be able to further leverage our Hormonal Signaling Technology Platform through internal development programs or through corporate collaborations.”

More detailed information is available in the Company’s Form 10-Q, filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on August 4, 2006 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss second quarter 2006 financial results. The conference call can be accessed by dialing 800-901-5248 (domestic) or 617-786-4512 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 82510629.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is developing a proprietary new class of small molecule compounds that are metabolites or synthetic analogs of adrenal steroid hormones. These compounds, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit – they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s lead product candidate, NEUMUNE™ (HE2100), is entering late-stage development for the treatment of Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident, and is being explored for use in combating healthcare-associated infections. Hollis-Eden also is profiling optimized second-generation compounds for potential clinical development in a broad spectrum of therapeutic categories including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases, oncology and infectious diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. federal, state and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333